August 8, 2005

Lester Greenman
210 Riverside Drive #11A
New York, NY 10025

Dear Lester:

The purpose of this letter agreement (the "Agreement") is to set forth the terms of your separation from Majesco Entertainment Company (the "Company"). Payment of the Separation Pay described below is contingent on your agreement to and compliance with the terms of this Agreement. Neither this offer to you nor the Company's entering into this Agreement shall constitute an admission by the Company or you and this letter shall be construed as an offer of compromise.

1.    Separation of Employment.    Your employment with the Company will terminate as of July 19, 2005 (the "Separation Date"). You acknowledge that from and after the Separation Date, you shall have no authority to, and shall not, represent yourself as an employee of the Company.

2.    Separation Pay.

As provided for in the agreement between you and the Company dated February 2, 2005, and in exchange for the mutual promises set forth in this Agreement, and if you do not revoke this Agreement as you are entitled to do as set forth below, the Company shall pay you, after the Separation Date, severance of one year's pay of $200,000.00 less all applicable federal, state, local and other employment-related deductions ("Separation Pay"). This payment will be made to you in bi weekly installments on Majesco's regular pay days thru the date of July 15, 2006.

By law, and regardless of whether you sign this Agreement, you will have the right to continue your medical insurance pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA). You will receive your COBRA notice under separate cover. Further, pursuant to the provisions of your employment agreement, dated February 2, 2005 (the "Employment Agreement"), the Company shall pay for any applicable premiums you are required to pay to continue coverage for you and your dependents under the Company's group health benefit plans under COBRA for a period of eighteen months, or, if earlier, until you are eligible for similar benefits from another employer. In addition, the Company will (i) promptly reimburse you on demand for any reasonable business-related expenses incurred by you prior to or on the Separation Date, (ii) within 10 days of the Effective Date pay you the additional amount of $5,385.80 in payment of accrued but unused vacation pay, less all applicable federal, state, local and other employment-related deductions and (iii) within 10 days of the Effective Date pay you all other accrued and unpaid base salary since the date you were last paid an installment thereof through the Separation Date.

You acknowledge and agree that the Separation Pay is not otherwise due or owing to you under any Company policy or practice. You also agree that the Separation Pay to be provided to you is not intended to and does not constitute a severance plan and does not confer a benefit on anyone other than the parties. You further acknowledge that, except for the specific financial consideration set forth in this Agreement, you are not now and shall not in the future be entitled to any compensation from the Company including, without limitation, other wages, commissions, bonuses, vacation pay, holiday pay, paid time off or any other form of compensation or benefit.

3.    Equity.    As outlined in the Company's 2004 Employee, Director and Consultant Stock Plan you will have twelve months from the Separation Date to exercise any options to purchase the Company's stock that you have been awarded, [23,809] of which are vested on the Separation Date and provided that the vesting of any unvested options shall cease as of the Separation Date; and provided further that after such twelve month period any unexercised options shall terminate. At such time as the Company shall establish a cashless exercise program with a securities brokerage firm, you shall be entitled to exercise such options on a cashless basis in accordance with such program. Other than as imposed by the securities laws, you shall be free from any sale restrictions on the underlying shares of Company stock.

4.    Confidentiality.     You expressly acknowledge and agree to the following:

(i)   that you promptly will return to the Company all Company documents (and any copies thereof) and property, and that you shall abide by the provisions of any confidentiality agreements previously signed by you, the terms of which shall survive the signing of this Agreement. Further, you agree that you will abide by any and all common law and/or statutory obligations relating to protection and non-disclosure of the Company's trade secrets and/or confidential and proprietary documents and information;

(ii)   that all information relating in any way to the negotiation of this Agreement, including the terms and amount of financial consideration provided for in this Agreement, shall be held confidential by you and shall not be publicized or disclosed to any person (other than an immediate family member, legal counsel or financial advisor, provided that any such individual to whom disclosure is made agrees to be bound by these confidentiality obligations), business entity or government agency (except as mandated by state or federal law), except that nothing in this paragraph shall prohibit you from participating in an investigation with a state or federal agency if requested by the agency to do so, from testifying under oath pursuant to judicial process, or from disclosing information that has previously been publicly disclosed by the Company or otherwise becomes publicly known other than through a breach by you of this Agreement;

(iii)   that you will not make any statements that are professionally or personally disparaging about, or adverse to, the interests of the Company (including its officers, directors, employees and consultants) including, but not limited to, any statements that disparage any person, product, service, finances, financial condition, capability or any other aspect of the business of the Company, and that you will not engage in any conduct which could reasonably be expected to harm professionally or personally the reputation of the Company (including its officers, directors, employees and consultants); provided that the following shall not be deemed to be in violation of this Section: (x) testimony under oath if required by judicial process; and (y) statements made to current employees or counsel of the Company and its affiliates in the context of bona fide discussions where your personal knowledge is sought; and

(iv)   that a breach of this Section shall constitute a material breach of this Agreement and, shall entitle the Company to recover damages which, without limitation, may be offset against amounts payable under this Agreement.

5.    Your Release of Claims.    You hereby agree and acknowledge that by signing this Agreement and accepting the Separation Pay, and for other good and valuable consideration, you are waiving your right to assert any and all forms of legal claims against the Company1 of any kind whatsoever, whether known or unknown, arising from the beginning of time through the date you execute this Agreement (the "Execution Date"). Except as set forth below, your waiver and release herein is intended to bar any form of legal claim, charge, complaint or any other form of action (jointly referred to as "Claims") against the Company seeking any form of relief including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages, or any other form of monetary recovery whatsoever (including, without limitation, back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorneys fees and any other costs) against the Company, for any alleged action, inaction or circumstance existing or arising through the Execution Date.

Without limiting the foregoing general waiver and release, you specifically waive and release the Company from any Claim arising from or related to your prior employment relationship with the Company or the termination thereof, including, without limitation:

**	Claims under any state or federal discrimination, fair employment practices or other employment related statute, regulation or executive order (as they may have been amended through the Execution Date) prohibiting discrimination or harassment based upon any protected status including, without limitation, race, national origin, age, gender, marital status, disability, veteran status or sexual orientation. Without limitation, specifically included in this paragraph are any Claims arising under the Federal Age Discrimination in Employment Act, the Civil Rights Acts of 1866 and 1871, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act, the Americans With Disabilities Act and any similar Connecticut or other state statute.

**	Claims under any other state or federal employment related statute, regulation or executive order (as they may have been amended through the Execution Date) relating to wages, hours or any other terms and conditions of employment. Without limitation, specifically included in this paragraph are any Claims arising under the Fair Labor Standards Act, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974, the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") and any similar state statute.

**	Claims under any state or federal common law theory including, without limitation, wrongful discharge, breach of express or implied contract, promissory estoppel, unjust enrichment, breach of a covenant of good faith and fair dealing, violation of public policy, defamation, interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, misrepresentation, deceit, fraud or negligence.

**	Any other Claim arising under state or federal law.

Notwithstanding the foregoing, this section does not release the Company from any obligation expressly set forth in this Agreement. You acknowledge and agree that, but for providing this waiver and release, you would not be receiving the economic benefits being provided to you under the terms of this Agreement.

The Company hereby releases you from your obligations under the Employment Agreement.

It is the Company's desire and intent to make certain that you fully understand the provisions and effects of this Agreement. To that end, you have been encouraged and given the opportunity to consult with legal counsel for the purpose of reviewing the terms of this Agreement. Also, because you are over the age of 40, and consistent with the provisions of the Age Discrimination in Employment Act ("ADEA"), which prohibits discrimination on the basis of age, the Company is providing you with twenty-one (21) days in which to consider and accept the terms of this Agreement

[1]	For purposes of this Agreement, the Company includes the Company and any of its divisions, affiliates (which means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company), subsidiaries and all other related entities, and its and their directors, officers, employees, trustees, agents, successors and assigns.

by signing below and returning it to Adam Sultan at the Company. In addition, you may rescind your assent to this Agreement if, within seven (7) days after you sign this Agreement, you deliver by hand or send by mail (certified, return receipt and postmarked within such 7 day period) a notice of rescission to Adam Sultan at the Company. The eighth day following your signing of this Agreement is the Effective Date.

Also, consistent with the provisions of the Federal Discrimination Laws, nothing in this release shall be deemed to prohibit you from challenging the validity of this release under the federal age or other discrimination laws (the "Federal Discrimination Laws") or from filing a charge or complaint of employment-related discrimination with the Equal Employment Opportunity Commission ("EEOC"), or from participating in any investigation or proceeding conducted by the EEOC. Further, nothing in this release or Agreement shall be deemed to limit the Company's right to seek immediate dismissal of such charge or complaint on the basis that your signing of this Agreement constitutes a full release of any individual rights under the Federal Discrimination Laws, or to seek restitution to the extent permitted by law of the economic benefits provided to you under this Agreement in the event that you successfully challenge the validity of this release and prevail in any claim under the Federal Discrimination Laws.

6.    Non Disparagement.    The Company, by its directors and senior management, will not make any statements that are professionally or personally disparaging about, or adverse to you including, but not limited to, any statements that disparage you or your capabilities or any other aspect of your relationship with the Company which could reasonably be expected to harm professionally or personally your reputation.

7.    Entire Agreement/Modification/Waiver/Choice of Law/Enforceability.    You acknowledge and agree that, except as set forth herein, this Agreement supersedes any and all prior or contemporaneous oral and/or written agreements between you and the Company, and sets forth the entire agreement between you and the Company. No variations or modifications hereof shall be deemed valid unless reduced to writing and signed by the parties hereto. This Agreement shall be deemed to have been made in the State of New Jersey and shall be construed in accordance with the laws of New Jersey without giving effect to conflict of law principles. Both parties hereby waive and renounce in advance any right to a trial by jury in connection with such legal action. The provisions of this Agreement are severable, and if for any reason any part hereof shall be found to be unenforceable, the remaining provisions shall be enforced in full.

By executing this Agreement, you are acknowledging that you have been afforded sufficient time to understand the terms and effects of this Agreement, that your agreements and obligations hereunder are made voluntarily, knowingly and without duress, and that neither the Company nor its agents or representatives have made any representations inconsistent with the provisions of this Agreement. The parties agree that the last act necessary to render this Agreement effective is for the Company to sign the Agreement, and that the Agreement may be signed on one or more copies, each of which when signed will be deemed to be an original, and all of which together will constitute one and the same Agreement.

If the foregoing correctly sets forth our understanding, please sign, date and return the enclosed copy of this Agreement to Adam Sultan at the Company.

Sincerely, Majesco Entertainment Company
By: /s/ Jesse Sutton Its: President
Dated: August 12, 2005

Confirmed, Agreed and Acknowledged:

        /s/ Lester Greenman

Dated:         August 11, 2005